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                                                                   Exhibit 10(z)

                                  ALCOA INC.
                               CHANGE IN CONTROL
                                SEVERANCE PLAN

          The Company hereby adopts, as of January 11, 2002, the Alcoa Inc. Change in Control Severance Plan for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in Section 1 hereof.

Section 1. DEFINITIONS. As hereinafter used:
           -----------

          1.1  "Affiliate" shall have the meaning set forth in Rule 12b-2 under
                ---------
Section 12 of the Exchange Act.

          1.2  "Applicable Multiplier" shall mean three (3); provided, however,
                ---------------------
that, with respect to an Eligible Employee who incurs a Severance during the three year period immediately preceding such individual's Mandatory Retirement Age, such multiplier shall be equal to (x) the number of full and partial months remaining until such Eligible Employee attains Mandatory Retirement Age, (y) divided by twelve.

          1.3  "Applicable Period" shall mean the thirty-six (36) month period
                -----------------
immediately following an Eligible Employee's Severance Date; provided, however, that, with respect to an Eligible Employee who incurs a Severance during the three year period immediately preceding such individual's Mandatory Retirement Age, the Applicable Period shall mean the period remaining until such Eligible Employee attains Mandatory Retirement Age.

          1.4  "Beneficial Owner" shall have the meaning set forth in Rule 13d-3
                ----------------
under the Exchange Act.

          1.5  "Board" means the Board of Directors of the Company.
                -----

          1.6  "Cause" means: (i) the willful and continued failure by the
                -----
Eligible Employee to substantially perform the Eligible Employee's duties with the Employer that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Eligible Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Eligible Employee has not substantially performed the Eligible Employee's duties, or (ii) the willful engaging by the Eligible Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Eligible Employee's part shall be deemed "willful" unless done, or omitted to be done, by the
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Eligible Employee not in good faith and without reasonable belief that the
Eligible Employee's act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists and the Board finding to that effect is adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board (after reasonable notice to the Eligible Employee and an opportunity for the Eligible Employee, together with the Eligible Employee's counsel, to be heard by the Board).

          1.7  "Change in Control" shall be deemed to have occurred if the event
                -----------------
set forth in any one of the following paragraphs shall have occurred:

          (a) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

          (b) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other Entity where one of the following is true (i) such merger or consolidation, as applicable, results in the voting securities of the Company outstanding immediately prior to such merger or consolidation no longer representing (either by remaining outstanding or by being converted into voting securities of the surviving Entity or any parent thereof) at least 55% of the combined voting power of the stock and securities of the Company or such surviving Entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) immediately following such merger or consolidation, as applicable, the individuals who comprise the board of directors of the Company immediately prior to such merger or consolidation no longer constitute at least a majority of the board of directors of the Company, the surviving Entity or any parent thereof;

          (c) the sale or disposition by the Company of all or substantially all of the Company's assets other than a sale or disposition by the Company of all or substantially all of the assets to an Entity at least 55% of the combined voting power

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of the stock and securities of which is owned by the shareholders of the Company in substantially the same proportions as their ownership of the Company's voting stock immediately prior to such sale; or

          (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

          1.8  "Code" means the Internal Revenue Code of 1986, as it may be
                ----
amended from time to time.

          1.9  "Committee" means the Compensation Committee of the Board.
                ---------

          1.10 "Company" means Alcoa Inc., or any successors thereto.
                -------

          1.11 "DB Pension Plan" means any tax-qualified, supplemental or excess
                ---------------
defined benefit pension plan maintained by the Company or any of its Affiliates and any other defined benefit plan or agreement entered into between the Eligible Employee and the Company or any of its Affiliates which is designed to provide the Eligible Employee with supplemental defined benefit retirement benefits.

          1.12 "DC Pension Plan" means any tax-qualified, supplemental or excess
                ---------------
defined contribution plan maintained by the Company or any of its Affiliates and any other defined contribution plan or agreement entered into between the Eligible Employee and the Company or any of its Affiliates which is designed to provide the Eligible Employee with supplemental defined contribution retirement benefits.

          1.13 "Eligible Employee" means any Tier I, Tier II or Tier III
                -----------------
Employee. An Eligible Employee becomes a "Severed Employee" once he or she
                                          ----------------
incurs a Severance.

          1.14 "Employer" means the Company or any of its subsidiaries which is
                --------
an employer of the Eligible Employee.

          1.15 "Entity" means any individual, entity, person (within the meaning
                ------
of Section 3(a)(9) of the Exchange Act or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than (i) an employee plan of the Company or any of its Affiliates, (ii) any Affiliate of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company.

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          1.16 "Exchange Act" shall mean the Securities Exchange Act of 1934,
                ------------
as amended from time to time.

          1.17 "Excise Tax" shall mean any excise tax imposed under section 4999
                ----------
of the Code.

          1.18 "Good Reason" in respect of an Eligible Employee means the
                -----------
occurrence, after a Change in Control (or prior to a Change in Control, under the circumstances described in the second sentence of Section 1.24 hereof, treating all references below to a "Change in Control" as references to a "Potential Change in Control"), of:

               (i) the assignment to the Eligible Employee of any duties inconsistent with the Eligible Employee's employment status with the Employer immediately prior to the Change in Control or a substantial adverse alteration in the nature or status of the Eligible Employee's responsibilities from those in effect immediately prior to the Change in Control, including, but not limited to, (x) with respect to a Tier I Employee, the Eligible Employee's ceasing to hold the office as the sole chief executive officer of the Company (or its parent or successor) and to function in that capacity, reporting directly to the board of directors of a public company, and (y) with respect to a Tier II Employee, the Eligible Employee's ceasing to report directly to the chief executive officer of a public company;

               (ii) a reduction by the Company in the Eligible Employee's total compensation and benefits in the aggregate from that in effect immediately prior to the Change in Control. Total compensation and benefits includes, but is not limited to (1) annual base salary, annual variable compensation opportunity (taking into account applicable performance criteria and the target bonus amount of annual variable compensation); (2) long term stock-based and cash incentive opportunity (taking into account applicable performance criteria and the target stock option amount); and (3) benefits and perquisites under pension, savings, life insurance, medical, health, disability, accident and material fringe benefit plans of the Company or its subsidiaries or Affiliates in which the Eligible Employee was participating immediately before the Change in Control;

               (iii) the relocation of the Eligible Employee's principal place of employment to a location more than fifty (50) miles from the Eligible Employee's principal place of employment immediately prior to the Change in Control; or

               (iv) the failure by the Employer to pay to the Eligible Employee any portion of the Eligible Employee's compensation, within fourteen
(14) days of the date such compensation is due.

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     The Eligible Employee's right to terminate the Eligible Employee's employment for Good Reason shall not be affected by the Eligible Employee's incapacity due to physical or mental illness. The Eligible Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any good faith determination by the Eligible Employee that Good Reason exists shall be conclusive. Notwithstanding anything in this Section 1.18 to the contrary, any termination of employment by a Tier I Employee or a Tier II Employee, whether voluntary or involuntary, for any reason or no reason, within a thirty (30) day period commencing on a date six months immediately following a Change in Control shall be deemed to constitute a termination for Good Reason hereunder.

          1.19 "Gross-Up Payment" shall have the meaning set forth in Section
                ----------------
2.2 hereof.

          1.20 "Mandatory Retirement Age" shall have the meaning set forth in
                ------------------------
the Company's Mandatory Retirement Policy or its successor policy.

          1.21 "Notice of Termination" shall have the meaning set forth in
                ---------------------
Section 3.6.

          1.22 "Plan" means the Alcoa Inc. Change in Control Severance Plan, as
                ----
set forth herein, as it may be amended from time to time.

          1.23 A "Potential Change in Control" shall be deemed to have occurred
                  ---------------------------
if the event set forth in any one of the following paragraphs shall have occurred:

          (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

          (b) any Entity becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities and the Board determines the Entity intends to effect a Change in Control.

          1.24 "Severance" means the termination of an Eligible Employee's
                ---------
employment with the Employer on or within three years immediately following the date of the Change in Control, (x) by the Employer other than for Cause, or (y) by the Eligible Employee for Good Reason. In addition, for purposes of this Plan, the

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Eligible Employee shall be deemed to have incurred a Severance, if (i) the
Eligible Employee's employment is terminated by the Employer without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of an Entity who has entered into an agreement with the Company the consummation of which would constitute a Change in Control or (ii) the Eligible Employee terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Entity. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Eligible Employee shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct. An Eligible Employee will not be considered to have incurred a Severance if his or her employment is discontinued by reason of the Eligible Employee's death or a physical or mental condition causing such Eligible Employee's inability to substantially perform his or her duties with the Company, including, without limitation, such condition entitling him or her to benefits under any sick pay or disability income policy or program of the Company.

          1.25 "Severance Date" means the date specified in the Notice of
                --------------
Termination, as provided in Section 3.6 (which, in the case of a termination by the Company, shall not be less than thirty (30) days and, in the case of a termination by the Eligible Employee, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

          1.26 "Severance Pay" means the payment determined pursuant to Section
                -------------
2.1(a) hereof.

          1.27 "Tier I Employee" means the Chief Executive Officer of the
                ---------------
Company.

          1.28 "Tier II Employee" means the Chief Financial Officer, the General
                ----------------
Counsel and the Vice President-Corporate Development of the Company, or such other officer (other than an assistant officer) of the Company as the Committee determines.

          1.29 "Tier III Employee" means (i) any officer (other than an
                -----------------
assistant officer) of the Company and (ii) any such other key executive of the Company or any of its subsidiaries or Affiliates as the Committee determines, which employee, in each case, is not a Tier I Employee or Tier II Employee.

                                       6
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Section 2. BENEFITS.
           --------

               2.1 Severance Payments and Benefits. Each Eligible Employee who
                   -------------------------------
incurs a Severance shall be entitled, subject to Section 2.4, to receive the following payments and benefits from the Company.

               (a) Severance Pay equal to the product of (i) the sum of (x) the Severed Employee's annual base salary, and (y) his or her target annual variable compensation with respect to the year in which the Change in Control occurs, and
(ii) the Applicable Multiplier. For purposes of this Section 2.1(a), annual base salary shall be the higher of (i) base monthly salary in the calendar month immediately preceding a Change in Control or (ii) base monthly salary in the calendar month immediately preceding the Severed Employee's Severance Date (in either case without regard to any reductions therein which constitute Good Reason) multiplied by twelve.

               (b) During the Applicable Period, the Company shall arrange to provide the Severed Employee and anyone entitled to claim through the Severed Employee life, accident and health (including medical, behavioral, prescription drug, dental and vision) benefits substantially similar to those provided to the Severed Employee and anyone entitled to claim through the Severed Employee immediately prior to Employee's Severance Date or, if more favorable to the Severed Employee, those provided to the Severed Employee and those entitled to claim through the Severed Employee immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after tax cost to the Severed Employee than the after tax cost to the Severed Employee immediately prior to such Severance Date or occurrence. Benefits otherwise receivable by the Severed Employee pursuant to this Section 2.1(b) shall be reduced to the extent benefits of the same type are received by or made available to the Severed Employee during the Applicable Period (and any such benefits received by or made available to the Severed Employee shall be reported to the Company by the Severed Employee); provided, however, that the Company shall reimburse the Severed Employee for the excess, if any, of the after-tax cost of such benefits to the Severed Employee over such cost immediately prior to the Severed Employee's Severance Date or, if more favorable to the Severed Employee, the first occurrence of an event or circumstance constituting Good Reason.

               (c) In addition to the retirement benefits to which the Severed Employee is entitled under each DC Pension Plan or any successor plan thereto, the Company shall pay the Severed Employee a lump sum amount, in cash, equal to the product of (i) the value of contributions or allocations actually made by the Company

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to all DC Pension Plans, on behalf of the employee, with respect to the calendar year immediately preceding the year in which the Change in Control occurs (but assuming such contributions and allocations had been based on the annualized base salary plus target annual variable compensation as determined in Section 2.1(a)) and (ii) the Applicable Multiplier. Such contributions or allocations shall specifically not include any employee deferrals or contributions, or any earnings.

               (d) In addition to the retirement benefits to which the Severed Employee is entitled under each DB Pension Plan or any successor plan thereto, the Company shall pay the Severed Employee a lump sum amount, in cash, equal to the excess of the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined in accordance with each of the DB Pension Plan's normal form of payment, commencing at the date (but in no event earlier than the end of the Applicable Period) as of which the actuarial equivalent of such form of payment is greatest) which the Severed Employee would have accrued under the terms of all DB Pension Plans determined:

                    (i) without regard to any amendment to any DB Pension Plan made subsequent to a Change in Control and on or prior to the date of the Severed Employee's Severance Date, which amendment adversely affects in any manner the computation of retirement benefits thereunder, and

                    (ii) as if the Severed Employee were fully vested thereunder, and

                    (iii) as if the Severed Employee had accumulated (after the Severed Employee's Severance Date) a number of additional months of age and service credit thereunder as if the Severed Employee had remained employed by the Company during the Applicable Period (for all such purposes of determining pension benefits and eligibility for such benefits including all applicable retirement subsidies), and

                    (iv) as if the Severed Employee had been credited under each DB Pension Plan compensation for each full calendar month during the Applicable Period following the calendar month of the Severed Employee's Severance Date equal to the Severed Employee's annualized base salary plus target annual variable compensation as determined in
         Section 2.1(a) divided by twelve

over
the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined in accordance with each of the DB Pension Plan's normal form of payment commencing at the date (but in no event earlier than the Severed Employee's Severance Date) as of which the actuarial equivalent of such form of payment is greatest) which the Severed Employee had accrued pursuant to the provisions of the DB Pension Plans as of the Severed Employee's Severance Date.

For purposes of this Section 2.1(d), "actuarial equivalent" shall be determined based upon the Severed Employee's age as of the Severed Employee's Severance Date using the same assumptions utilized under the Alcoa Retirement Plan I,
Section 8.3(d)(ii) or the successor to such provision (without regard to applicable dollar limitations ($5,000 as of January 1, 2002)) immediately prior to the Severed Employee's Severance Date or, if more favorable to the Severed Employee, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

                  (e) If the Severed Employee would have become entitled to benefits under the Company's post-retirement health care or life insurance plans, as in effect immediately prior to the Severed Employee's Severance Date or, if more favorable to the Severed Employee, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Severed Employee's employment terminated at any time during the Applicable Period, the Company shall provide such post-retirement health care or life insurance benefits to the Severed Employee and the Severed Employee's dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in 2.1(b) terminate. Any such benefit, which is dependent on service or compensation shall be determined as if the Severed Employee had accumulated (after the Severed Employee's Severance Date) a number of additional months of age and service credit thereunder as if the Severed Employee had remained employed by the Company up to the foregoing commencement date, and as if the Severed Employee had been credited with compensation for each full calendar month following the calendar month of the Severed Employee's Severance Date up to the foregoing commencement date equal to the Severed Employee's annualized based salary as determined in Section 2.1(a) divided by twelve plus the Severed Employee's target annual variable compensation as determined in Section 2.1(a) divided by twelve. Except for the additional service and compensation during the Applicable Period, nothing herein is intended to provide the Severed Employee with benefits, which exceed the benefits provided to other participants in said post-retirement health care or life insurance plans.

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               (f)  The Company shall provide the Severed Employee with
outplacement services suitable to the Severed Employee's position for a period of six (6) months or, if earlier, until the first acceptance by the Severed Employee of an offer of employment.

         The amounts described in Sections 2.1(a), (c) and (d) shall be paid to the Severed Employee in a cash lump sum, as soon as practicable following the Severance Date, but in no event later than twenty (20) business days immediately following the later of (x) the Severance Date or (y) the expiration of the revocation period, if any, applicable to such Severed Employee's release, described in Section 2.4.

               2.2  Gross-Up Payment.
                    ----------------

               (a) Whether or not an Eligible Employee incurs a Severance, if any of the payments or benefits received or to be received by the Eligible Employee in connection with a Change in Control or the Eligible Employee's termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Eligible Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Eligible Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

               (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel, a compensation consultant or accountant of recognized standing (the "Expert") reasonably acceptable to the Eligible Employee and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Expert, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section

280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and
(iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Eligible Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Eligible Employee's residence on the Eligible Employee's Severance Date (or if there is no Severance Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 2.2) net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

               (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Eligible Employee shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Eligible Employee), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Eligible Employee's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Eligible Employee with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Eligible Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

               (d) The Gross-Up Payment shall be paid on the thirtieth (30) day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments are subject to the Excise Tax; provided however, that if the amount of the Gross-Up Payment or any portion thereof cannot be finally determined on or before that day, the Company shall pay to the Eligible Employee on such date an estimate as determined by the Auditor until such point in time that the final determination of the Gross-Up Payment can occur. Notwithstanding the foregoing, payments may be delayed until the expiration of the revocation period, if any, applicable to such Eligible Employee's release described in Section 2.4.

               (e) The Eligible Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any additional Gross-Up Payment pursuant to Section 2.2(c). Such notification shall be given as soon as practicable but no later than ten (10) business days after the Eligible Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and date on which the Company must respond to contest the claim. If the Company provides timely notice to the Eligible Employee in writing that it desires to contest such claim, the Eligible Employee shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim, as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order effectively to contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim. The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Eligible Employee harmless on an after-tax basis, for any Excise tax or income tax including interest and penalties with respect hereto) imposed as a result of such representation and payment of cost and expenses. Without limiting the foregoing, the Company shall control all proceedings taken in connection with such contest and at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may at its sole option either direct the Eligible Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine. Provided however if the Company directs the Eligible Employee to pay such claim and sue for a refund, the Company shall advance the amount of the payment to the Eligible Employee on an interest-free basis and shall indemnify and hold the Eligible Employee harmless on an after-tax basis from any Excise Tax or income tax imposed with respect to such advance or with respect to such imputed income with respect to such advance and further provided that any extension of the statute of limitation relating to such payment of taxes for the taxable year of the Eligible Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest and reimbursement for the expenses shall be limited to issues with respect to which an additional Gross-Up Payment would be payable hereunder and the Eligible Employee shall be entitled to settle or contest as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If after the receipt by the Eligible Employee of an amount advanced by the Company, the Eligible Employee becomes entitled to receive any refund with respect to such claims, the Eligible Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Eligible Employee of an amount advanced by the Company pursuant to the above section, a determination is made that the Eligible Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Eligible Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall off-set to the extent thereof the amount of Gross-Up Payment required to be paid.

          2.3  Legal Fees. The Company shall pay to the Eligible Employee all
               ----------
legal fees and expenses incurred by the Eligible Employee in disputing in good faith any issue hereunder or in seeking in good faith to obtain or enforce any benefit or right provided by this Plan; provided, that the payment of legal fees
                                        --------
hereunder by the Company shall not be required if the Eligible Employee pursues such dispute in a manner inconsistent with the provisions of Sections 3.4 and
3.5 hereof; and provided further, that, the Eligible Employee shall be required
                -------- -------
to repay any such amounts to the Company to the extent that an arbitrator issues a final, unappealable order setting forth a determination that the position taken by the Eligible Employee was frivolous or advanced in bad faith. Subject to Section 2.2(e) hereof, the Company shall pay to the Eligible Employee all legal fees and expenses incurred in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within fourteen (14) business days after delivery of the Eligible Employee's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

          2.4  Release. No Severed Employee shall be eligible to receive
               -------
Severance Pay or other benefits under the Plan unless and until he or she first executes a written release substantially in the form attached hereto as Schedule A (the "Release") (or, if the Severed Employee is not a United States employee, a similar release which is in accordance with the applicable laws of the relevant jurisdiction), and such release becomes effective by its terms.

          2.5  Withholding. The Company shall be entitled to withhold from
               -----------
amounts to be paid to the Severed Employee hereunder any federal, state or local withholding or other taxes or charges (or foreign equivalents of such taxes or charges) which it is from time to time required to withhold.

          2.6  Status of Plan Payments. Neither Severance Pay nor any payment
               -----------------------
made pursuant to Section 2.1(c) or (d) hereof shall constitute "compensation" (or similar term) under the Company's and its Affiliates' employee benefit plans, including any DB Pension Plan or DC Pension Plan.

          2.7  Mitigation; Setoff. The Severed Employee is not required to seek
               ------------------
other employment or attempt in any way to reduce any amounts payable to him or her under the Plan. Further, except as specifically provided in Section 2.1(b), no payment or benefit provided for in this Plan shall be reduced by any compensation earned by the Severed Employee as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Severed Employee to the Company or its Affiliates, or otherwise.

Section 3. PLAN ADMINISTRATION; CLAIMS PROCEDURES.
           --------------------------------------

          3.1 The Committee shall administer the Plan and may interpret and construe the terms of the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan, including, without limitation, Section 3.4. Any determination by the Committee shall be final and binding with respect to the subject matter thereof on all Eligible Employees.

          3.2 The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

          3.3 The Committee is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

          3.4 In the event of a claim by an Severed Employee, such Severed Employee shall present the reason for his or her claim, dispute or controversy in writing to the Committee. The Committee shall, within sixty (60) days after receipt of such written claim, dispute or controversy, send a written notification to the Severed Employee as to its disposition. In the event the claim, dispute or controversy is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Severed Employee to perfect the claim, dispute or controversy and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Severed Employee may appeal the denial of his or her claim, dispute or controversy. In the event a Severed Employee wishes to appeal the denial of his or her claim, dispute or controversy he or she may request a review of such denial by making application in writing to the Committee within sixty (60) days after receipt of such denial. Such Severed Employee (or his or her duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his or her claim, dispute or controversy and submit in writing, issues and comments in support of his or her position. Within sixty (60) days after receipt of a written appeal (unless special circumstances require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Committee shall notify the Severed Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. Notwithstanding the foregoing, any claim, dispute or controversy regarding whether an Eligible Employee was terminated for Cause shall be submitted to the Board in accordance with Section 1.6, and upon the mutual agreement of the Severed Employee and the Committee, any claim, dispute or controversy that has been submitted by the Severed Employee in writing to the Committee may be submitted directly to arbitration in accordance with Section 3.5.

          3.5 Except with respect to any dispute or controversy arising under the Release, any unresolved claim, dispute or controversy arising under or in connection with the Plan, and which is not resolved in accordance with Section 3.4, shall be settled exclusively by arbitration in New York City or at any other mutually agreed upon location. All claims, disputes and controversies shall be submitted to the CPR Institute for Dispute Resolution ("CPR") in accordance with the CPR's rules then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. The claim, dispute or controversy shall be heard and decided by three arbitrators selected from CPR's employment panel. The arbitrator's decision shall be final and binding on all parties. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

               3.6 Any purported termination of an Eligible Employee's employment shall be communicated by written Notice of Termination from one party hereto to the other party in accordance with Section 5.8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee's employment under the provision so indicated.

Section 4. PLAN MODIFICATION OR TERMINATION.
           --------------------------------

               The Plan may be amended or terminated by the Board at any time; provided, however, that the Committee may make amendments to the Plan (i) that are required by law, (ii) that will have minimal effect upon the Company's cost of providing benefits, or (iii) that do not change or alter the character and intent of the Plan; and further provided that the Plan may not be terminated or amended within three years immediately following a Change in Control.


Section 5. GENERAL PROVISIONS.
           ------------------

               5.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to an Eligible Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

               5.2 If the Company is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law to provide advance notice of separation ("Notice Period"), then any Severance Pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period (but not below zero). Except as set forth in the immediately preceding sentence, nothing herein is intended to affect an employee's rights under any unemployment law or severance contract or plan.

          5.3 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

          5.4 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

          5.5 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If an Eligible Employee shall die while any amount would still be payable to such Eligible Employee hereunder if the Eligible Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Eligible Employee's estate.

          5.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

          5.7 The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

          5.8 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

          5.9 This Plan shall be construed and enforced according to the laws of the State of New York to the extent not preempted by federal law, which shall otherwise control.

                                                                      SCHEDULE A

                    WAIVER AND RELEASE OF CLAIMS AGREEMENT
                    --------------------------------------

         In consideration of, and subject to, the payments and benefits provided to me pursuant to the Alcoa Inc. Change in Control Severance Plan (the "Plan"), I agree to this Waiver and Release of Claims Agreement (the "Release Agreement") as follows:

         I hereby waive, release and completely discharge Alcoa Inc. (the "Company"), its parents, subsidiaries and affiliates, and all of their respective past and present directors, officers, managers, employees, shareholders, partners, representatives, agents, attorneys, servants, predecessors, successors and assigns (collectively, the "Releasees") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, arising out of or in any way relating to my employment with the Company, or the termination thereof, which against the Company or any of the Releasees, I or my executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this Release Agreement is executed by me, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the "Release"). This Release includes, without limitation, any rights or claims arising under any statute or regulation, including, in each case as amended, the federal Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993 and the National Labor Relations Act of 1947, each as amended, the [insert specific state and/or local anti-discrimination law], or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between me and the Company and/or any of the Releasees. I further discharge, indemnify and hold harmless the Company and the Releasees from any and all liability from such claims, or claims under any company sponsored internal dispute resolution process.

         I represent that I have not commenced, filed or joined in, and am not a participant in, any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating to any of the matters set forth in the above Release. By signing this Release Agreement, I further covenant and agree that I shall not seek or be entitled to any personal recovery in any claim, charge, action or proceeding that may be commenced on my behalf arising out of the matters released hereby. Notwithstanding the foregoing or any other provision hereof, nothing in this Release Agreement shall adversely affect: (i) my rights under the Plan; (ii) my rights to benefits other than severance benefits under plans, programs and arrangements of the Company or any subsidiary or parent of the Company; (iii) my rights to indemnification under any indemnification agreement, applicable law and the articles of incorporation and bylaws of the Company and any subsidiary or parent of the Company, and my rights under any director's and officer's liability insurance policy covering me; (iv) any claims that may arise after this Release Agreement is executed, or
(v) any claims related to worker's compensation or unemployment compensation. I agree that neither the Company nor any Releasee has any obligation to reinstate me or to employ me in the future.

         I acknowledge and represent that the Company has advised me to consult with an attorney of my choosing prior to signing this Release Agreement and that I have been given forty-five (45) days during which to review and consider the provisions of this Release Agreement, although I may sign and return it sooner if I so desire. I further acknowledge and represent that I have been advised by the Company that I have the right to revoke this Release Agreement for a period of seven (7) days after signing it. I acknowledge and agree that, if I wish to revoke this Release Agreement, I must do so in a writing, signed by me and received by the General Counsel of the Company at the address listed above, no later than 5:00 p.m. Eastern Standard Time on the seventh (7th) day of the revocation period. If no such revocation occurs, this Release Agreement shall become effective on the eighth (8th) day following my execution of this Release Agreement (the "Effective Date"). I further acknowledge and agree that, in the event that I revoke this Release Agreement, it shall have no force or effect, and I shall have no right to receive any payment hereunder. I understand and agree that the Company is under no obligation to offer the payments set forth in the Plan, and that I am under no obligation to consent to this Release Agreement. I acknowledge that the payments made under the Plan are more than that which I am entitled to receive if I did not enter into this Release Agreement. I further represent that I have read this Release Agreement, and understand its terms and that I enter into this Release Agreement freely, voluntarily, and without coercion.

         The offer to me of this Release Agreement and the payments and benefits set forth in the Plan is not intended to, and shall not be construed as, any admission of liability to me or of any improper conduct on the part of the Company or the Releasees.

         This Release Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and it supersedes any and all other prior or contemporaneous agreements, discussions, or negotiations with respect to said subject matter. I represent and acknowledge that in executing this Release Agreement, I have not relied upon any representation or statement made by the Company not set forth herein. This Release Agreement may be modified, amended, or supplemented only in a writing duly signed by all parties hereto.

         This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

         The provisions of this Release Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Release Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Release Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

I ACKNOWLEDGE THAT I HAVE FULLY READ AND UNDERSTAND THIS RELEASE AGREEMENT, INCLUDING MY RELEASE AND WAIVER OF CLAIMS AGAINST THE COMPANY AND THE RELEASEES, THAT GOOD AND SUFFICIENT CONSIDERATION HAS BEEN GIVEN TO ME FOR SIGNING THIS RELEASE AGREEMENT, THAT THE EXECUTION OF THIS RELEASE AGREEMENT IS VOLUNTARY AND DONE OF MY OWN FREE WILL, ACT, AND DEED, AND THAT I HAVE HAD AN OPPORTUNITY TO SEEK COUNSEL WITH AN ATTORNEY AND HAVE HAD SUFFICIENT TIME TO READ THE AGREEMENT AND MAKE A DECISION REGARDING ACCEPTANCE OF ITS TERMS.

Date:                  , 200__


________________________________            _______________________
Witness                                     Employee




Received and acknowledged this ____ day of ____________,  200 __

By: __________________.

For the Company